Exhibit 99.1

Xplore Technologies Announces New Credit Facility
Relationship with Bank of America strengthens Xplore’s balance sheet and international capabilities
Austin, Texas – April 19, 2017 – Xplore Technologies (Nasdaq: XPLR), the provider of rugged tablet PCs, today announced that it has entered into a new $15 million three-year secured line of credit with Bank of America. The company will also move its commercial banking relationships to Bank of America.
“After a thorough review and careful selection process, we are pleased to enter into this new facility with Bank of America,” said Tom Wilkinson, Chief Financial Officer of Xplore Technologies. “This new line of credit and banking relationship not only strengthens our balance sheet resources, but also expands our international and multi-currency banking capabilities in support of Xplore’s global rugged tablet business.”
The new line of credit is currently undrawn. The facility includes features which assess certain inventory holdings as well as accounts receivable, providing greater flexibility. The facility replaces Xplore’s existing $15 million lending facility, also undrawn at present, provided by Square 1 Bank.
About Xplore Technologies
Xplore is The Rugged Tablet Authority™, exclusively manufacturing powerful, long-lasting, and customer-defined rugged tablet PCs since 1996. Today, Xplore offers the broadest portfolio of genuinely rugged tablets, as well as the most complete lineup of rugged tablet accessories. Its mobility solutions are purpose-built for the energy, utilities, telecommunications, military and defense, manufacturing, distribution, public safety, healthcare, government, and field service sectors. The company’s award-winning military-grade computers are also among the most powerful and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail. Visit www.xploretech.com for more information on how Xplore and its global channel partners engineer complete mobility solutions to meet specialized workflow demands. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

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Xplore Contact Information:
Matt Kreps, Darrow Associates Investor Relations
Phone: (512) 696-6401
Email: xplr@darrowir.com